Filed pursuant to Rule 424(b)(3)

Registration number: 333-135123

Caterpillar Inc.

Common Stock

This is a supplement to the prospectus, dated June 19, 2006, relating to the resale by certain selling stockholders of up to 5,341,876 shares of common stock of Caterpillar Inc. and should be read together with that prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “CAT.”  The last reported sale price of our common stock on June 26, 2006 was $72.48 per share.

As used in this prospectus supplement and the prospectus, the terms “we,” “us,” and “our” refer to Caterpillar Inc.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated  June 27, 2006.

SELLING STOCKHOLDERS

The information in the table appearing under the heading “Selling Stockholders” beginning on page 2 of the prospectus is amended by adding the information below with respect to the Wilson-Thornhill Foundation and superseding the information in the prospectus with respect to Wilson Progress Rail LLC.

Name	Number of Shares Owned Prior to the Offering	Number of Shares Offered Hereby

Wilson Progress Rail LLC (1)	618,473	618,473
Wilson-Thornhill Foundation (2)	55,472	55,472

(1)                                  Gary L. Wilson, Barbara Thornhill, Derek Wilson, Christopher Wilson and the Wilson-Thornhill Foundation (which is controlled by Gary L. Wilson and Barbara Thornhill) are the Members of Wilson Progress Rail LLC and may therefore be deemed the beneficial owner of the shares being offered by Wilson Progress Rail LLC.

(2)                                  The Wilson-Thornhill Foundation acquired the shares being offered by private transfer from Wilson Progress Rail LLC. Gary L. Wilson and Barbara Thornhill are the trustees of the Wilson-Thornhill Foundation. None of the shares being offered by the Wilson-Thornhill Foundation are shares deposited in escrow.